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                                                                    EXHIBIT 12.3


                                 August 31, 1999

Flintrock Financial Services, Inc.
2980 S. Rainbow Boulevard
Suite 108
Las Vegas, Nevada 89146

Re:     Flintrock Financial Services, Inc.

Gentlemen:

The undersigned is the record owner of 350,000 shares of the common stock of Flintrock Financial Services, Inc., par value $.001 per share (the "Shares"), such Shares are eligible for sale under Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule.

The Company intends to file a Form 10SB12G with the Securities and Exchange Commission. Thereafter, during the pendency of said filing, the undersigned, together with the other majority shareholders, and each of them, agreed as follows:

4. The undersigned will not sell, contract to sell, or make any other disposition of, or grant any purchase option for the sale of, any of the shares of the common stock owned by the undersigned, directly or indirectly, until such time as the Company has entered into a merger or acquisition agreement or the Company is no longer classified as a "blank check" company, as that term is defined in the Form 10SB12G on file with the Securities and Exchange Commission, whichever first occurs.

5. The undersigned acknowledges that Pacific Stock Transfer Company, 5855 S. Pecos Road, Suite D, Las Vegas, Nevada 89l20, the transfer agent for the Company, has been advised of the restrictions described herein and that any attempts by the undersigned to violate said restriction may result in legal action(s) by the Company. The undersigned further agrees, upon the request of the Company, that in addition to any other restrictions reflecting that the Shares have not been registered under the Securities Act of 1933, as amended, may be placed on individual certificates issued.

Very truly yours,



   /s/ CINDY LEE RUSSO
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CINDY LEE RUSSO

cc: Pacific Stock Transfer Company


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